U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 14, 2020

SUNSHINE BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6500 Trans-Canada Highway
4th Floor
Pointe-Claire, Quebec, Canada H9R 0A5
 (Address of principal executive offices)

514) 426-6161
(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On September 8, 2020, we executed a Financing Agreement with RB Capital Partners, Inc., La Jolla, CA, who has agreed to provide us with a minimum of $2 million in convertible debt financing over the next three to six months pursuant to the terms and conditions included in relevant Promissory Notes (the “Promissory Notes”). On September 14, 2020, we received notice of the initial $250,000 funding under this agreement.

The Promissory Notes will bear interest at the rate of 5% per annum and will be fully convertible into shares of our Common Stock at a conversion price equal to the market value of our Common Stock on the applicable conversion date or $0.30 per share, whichever is greater. The Promissory Notes will have a maturity date of two years from the date of issuance and must be fully converted on or before the maturity date. We have the right under these Promissory Notes to pay off all or any part of the Promissory Notes at any time without penalty.

We intend to use the proceeds for development of our recently announced Coronavirus treatment on a priority basis and the clinical development of Adva-27a, our flagship anticancer compound targeted for pancreatic cancer.

Item 7.01 Regulation FD Disclosure

Attached is a copy of a press release being issued by us relating to the agreement with RB Capital Partners, Inc., a copy of which is attached as Exhibit 99.1 and is hereby incorporated.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description

10.15	Financing Agreement with RB Capital Partners, Inc.
99.1	Press Release announcing the Financing Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BIOPHARMA, INC. (Registrant)

Dated: September 15, 2020	By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty, Chief Executive Officer